Exhibit 99.1

ViralClear Appoints Dr. Michael Sofia to Its Scientific Advisory Board

Westport, CT, Aug. 05, 2020 (GLOBE NEWSWIRE) --

□	Dr. Sofia is an Inductee in the American Chemical Society Medicinal Chemistry Hall of Fame
□	ViralClear Pharmaceuticals is Currently in Phase 2 Trials with Merimepodib in the Fight Against COVID-19

BioSig Technologies, Inc.’s (Nasdaq: BSGM) (“BioSig” or the “Company”) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), today announced the addition of Dr. Michael J. Sofia to its Scientific Advisory Board (SAB).

Michael Sofia, Ph.D., has introduced numerous drugs into clinical development for the treatment of infectious diseases and inflammatory diseases. He has authored over 110 publications, 15 book chapters and is an inventor on more than 54 US patents. He is the principal inventor of sofosbuvir, currently marketed as the backbone of hepatitis C curative therapies Sovaldi(R), Harvoni(R), Epclusa(R) and Vosevi (R). Dr. Sofia has received numerous recognitions, including the 2016 Lasker-Debakey Award in Clinical Medical Research and induction in the American Chemical Society Medicinal Chemistry Hall of Fame. Currently, Dr. Sofia is a Co-founder and Chief Scientific Officer of Arbutus Biopharma, Inc., a company focused on the discovery and development of therapies to cure hepatitis B.

“With Mike’s addition to our Scientific Advisory Board, we believe that we have a very well rounded group of experts who can provide ViralClear with guidance on how to best proceed in addressing the current COVID-19 pandemic and other significant viral infections of special interest,” stated Jerome B. Zeldis, M.D., Ph.D., the acting Chief Medical Officer and Head of ViralClear Pharmaceuticals, Inc.

Dr. Sofia commented, “I am excited to join the Scientific Advisory Board of ViralClear. The COVID-19 pandemic has called the drug development community to action to find therapies that can combat this disease. ViralClear’s merimepodib is a novel agent with a new mechanism of action that has the potential to help address this pandemic now. I am eager to bring my expertise in antiviral drug development to help ViralClear in its efforts to develop merimepodib for the fight against COVID-19.”

ViralClear recently announced the formation of its Scientific Advisory Board. The goal of the SAB is to review all aspects of drug discovery and development and advise ViralClear on its mission to control emerging infections and viral diseases of special interest, including COVID-

19. Robin Robinson, Ph.D., the former Head of Biomedical Advanced Research and Development Authority (BARDA), and J. Paul Waymack, M.D., ScD, formerly of the Food and Drug Administration, were the first advisors appointed to the SAB.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

About Merimepodib and ViralClear

BioSig’s Technologies, Inc (Nasdaq: BSGM) subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear), is seeking to develop a novel pharmaceutical called merimepodib to treat patients with COVID-19. Merimepodib is intended to be orally administered, and has demonstrated broad-spectrum in vitro antiviral activity, including strong activity against SARS-CoV-2 in cell cultures. Merimepodib was previously in development as a treatment for chronic hepatitis C and psoriasis by Vertex Pharmaceuticals Incorporated (Vertex), with 12 clinical trials (7 in phase 1 and 5 in phase 2) with over 400 subjects and patients and an extensive preclinical safety package was completed.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133